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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-88852


   SUPPLEMENT NO. 1 DATED SEPTEMBER 3, 2002 TO PROSPECTUS DATED JULY 22, 2002


                           TOWER FINANCIAL CORPORATION
                                1,395,232 SHARES
                                  COMMON STOCK




         We closed the rights offering and the limited public offering on August 29, 2002. We sold a total of 694,199 shares of our common stock in the rights offering and the remaining 701,033 unsubscribed shares were purchased in the limited public offering. After payment of marketing agents' fees and expenses and other estimated expenses associated with the offerings, we received estimated net proceeds of $13,725,000 from the offerings.


         Neither the Securities and Exchange Commission, any state securities commission, any bank regulatory authority, nor any other government agency has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.